Exhibit 4.22

DESCRIPTION OF GAMING AND LEISURE PROPERTIES, INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934
The following is a summary of certain information concerning Gaming and Leisure Properties, Inc.’s (“GLPI,” “we,” “us,” or “our”) securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of GLPI’s amended and restated articles of incorporation (the “Articles of Incorporation”) and amended and restated bylaws (the “Bylaws”). The summaries are qualified in their entirety by reference to the full text of GLPI’s Articles of Incorporation and Bylaws, which are included as exhibits to GLPI’s Annual Report on Form 10-K for the year ended December 31, 2022, of which this exhibit is a part.
DESCRIPTION OF CAPITAL STOCK
General
The Articles of Incorporation provide that GLPI may issue up to 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. No shares of our preferred stock are issued and outstanding.
The issued and outstanding shares of GLPI common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that GLPI may issue in the future will also be fully paid and nonassessable.
Dividends
Subject to prior dividend rights of the holders of any preferred stock, applicable law and the restrictions of the Articles of Incorporation on ownership and transfer of GLPI’s stock, holders of GLPI common stock will be entitled to receive dividends when and if declared by its board of directors out of funds legally available for that purpose.

Liquidation
In the event of any liquidation, dissolution or winding up of GLPI after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to shareholders.
Voting Rights
Subject to the rights of the holders of preferred stock, applicable law and restrictions of the Articles of Incorporation on ownership and transfer of GLPI’s stock, each share of common stock will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors, and the holders of common stock possess the exclusive voting power. Holders of shares of common stock will not have cumulative voting rights in the election of directors of GLPI. Generally, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock.
Other Rights
Holders of GLPI’s common stock do not have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the common stock, or any instruments convertible (directly or indirectly) into GLPI stock.
Subject to the restrictions of the Articles of Incorporation on ownership and transfer of GLPI’s stock, holders of shares of GLPI common stock generally will have no preference or appraisal rights. Subject to the restrictions in the Articles of Incorporation on ownership and transfer of GLPI’s stock, holders of shares of GLPI’s common stock initially will have equal dividend, liquidation and other rights.

Trading Symbol
Our common stock is traded on the NASDAQ Global Select Market under the symbol “GLPI.”

Preferred Stock
Under the Articles of Incorporation, GLPI’s board of directors may from time to time establish and cause GLPI to issue one or more series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such class or series. The authority of GLPI’s board of directors with respect to each series of preferred stock includes, but is not limited to, the determination of the following:

•the designation of the series, which may be by distinguishing number, letter or title;
•the number of shares constituting such series, including the authority to increase or decrease such number (but not below the number of shares thereof then outstanding);
•the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;
•the dates at which dividends, if any, shall be payable;
•the right, if any, of GLPI to redeem shares of such series and the terms and conditions of such redemption;
•the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of GLPI, and the relative rights of priority, if any, of payment of shares of such series;
•the voting power, if any, of such series and the terms and conditions under which such voting power may be exercised;
•the obligation, if any, of GLPI to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligations;
•the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•any other rights, preferences or limitations of the shares of such series.

 Accordingly, GLPI’s board of directors, without shareholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of GLPI’s common stock. Preferred stock could be issued quickly with terms calculated to delay, defer, or prevent a change of control or other corporate action, or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of GLPI’s common stock and may adversely affect the voting and other rights of the holders of GLPI’s common stock.

Restrictions on Ownership and Transfer
In order for GLPI to qualify to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), shares of its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to qualify to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of GLPI stock (after taking into account options to acquire shares of stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify to be taxed as a REIT, GLPI must satisfy other requirements as well.

The Articles of Incorporation contain restrictions on the ownership and transfer of GLPI’s stock that are intended to assist GLPI in complying with these requirements. The relevant sections of the Articles of Incorporation provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 7% of the outstanding shares of GLPI common stock (the “common stock ownership limit”) or more than 7% in value or in number, whichever is more restrictive, of the outstanding shares of all classes or series of GLPI stock (the “aggregate stock ownership limit”). The common stock ownership limit and the aggregate stock ownership limit are collectively referred to as the “ownership limits.” The person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of GLPI stock as described below, would beneficially own or constructively own shares of GLPI stock in violation of such limits or restrictions or, if appropriate in the context, a person or entity that would have been the record owner of such shares of GLPI stock is referred to as a “prohibited owner.”
The constructive ownership rules under the Code are complex and may cause stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 7% of the outstanding shares of GLPI common stock or less than 7% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of GLPI stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of GLPI stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of GLPI stock in excess of the ownership limits. In addition, a person that did not acquire more than 7% of our outstanding stock may become subject to these restrictions if repurchases by us cause such person’s holdings to exceed 7% of our outstanding stock.
Pursuant to the Articles of Incorporation, GLPI’s board of directors may exempt, prospectively or retroactively, a particular shareholder (the “excepted holder”) from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if:
•no individual’s beneficial or constructive ownership of GLPI stock will result in GLPI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT or would cause any income of GLPI that would otherwise qualify as rents from real property to fail to qualify as such; and
•such shareholder does not and represents that it will not own, actually or constructively, an interest in a tenant of GLPI (or a tenant of any entity owned or controlled by GLPI) that would cause GLPI to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or GLPI’s board of directors determines that rent derived from such tenant will not affect GLPI’s ability to qualify to be taxed as a REIT).

 Peter M. Carlino, GLPI’s Chairman and Chief Executive Officer, the Carlino Family Trust, The Vanguard Group Inc., BlackRock, Inc. and Cohen & Steers, Inc. have each been deemed excepted holders by GLPI’s board of directors.
As a condition of granting the waiver or establishing the excepted holder limit, GLPI’s board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and in substance satisfactory to GLPI’s board of directors (in its sole discretion) in order to determine or ensure GLPI’s status as a REIT and such representations and undertakings from the person requesting the exception as GLPI’s board of directors may require (in its sole discretion) to make the determinations above. GLPI’s board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.
GLPI’s board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of GLPI’s outstanding stock. A reduced ownership limit will not apply to any person or entity whose percentage ownership of GLPI common stock or GLPI stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of GLPI common stock or GLPI stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of GLPI common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.
The Articles of Incorporation further prohibit:
•any person from beneficially or constructively owning shares of GLPI stock that would result in GLPI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause GLPI to fail to qualify to be taxed as a REIT;
•any person from transferring shares of GLPI stock if the transfer would result in shares of GLPI stock being beneficially owned by fewer than 100 persons (determined without reference to the rules of attribution under Section 544 of the Code); and

•any person from constructively owning shares of GLPI stock to the extent that such constructive ownership would cause any of GLPI’s income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of GLPI stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of GLPI stock described above, or who would have owned shares of GLPI stock transferred to the charitable trust described below, must immediately give notice to GLPI of such event or, in the case of an attempted or proposed transaction, give GLPI at least fifteen days’ prior written notice and provide GLPI with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on ownership and transfer of GLPI stock will not apply if GLPI’s board of directors determines that it is no longer in GLPI’s best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of GLPI stock described above is no longer required in order for GLPI to qualify to be taxed as a REIT.
If any transfer of shares of GLPI stock or any other event would result in any person violating the ownership limits or any other restriction on ownership and transfer of GLPI shares described above then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the benefit of one or more charitable organizations selected by GLPI, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above would not be effective, for any reason, to prevent violation of the applicable ownership limits or any other restriction on ownership and transfer of GLPI shares described above, then the Articles of Incorporation provide that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.
Shares of GLPI stock held in the trust will continue to be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of GLPI stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of GLPI stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before GLPI’s discovery that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Pennsylvania law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion) (i) to rescind as void any vote cast by a prohibited owner or unsuitable person, as applicable, before GLPI’s discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if GLPI has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Shares of GLPI stock transferred to the trustee will be deemed offered for sale to GLPI, or its designee, at a price per share equal to the lesser of (i) the market price of the shares on the day of the event causing the shares to be held in the trust, or (ii) the market price on the date GLPI, or its designee, accepts such offer. GLPI may reduce the amount so payable to the prohibited owner by the amount of any distribution that GLPI made to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and GLPI may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. GLPI will have the right to accept such offer until the trustee has sold the shares of GLPI stock held in the trust as discussed below. Upon a sale to GLPI, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.
If GLPI does not buy the shares, the trustee must, within 20 days of receiving notice from GLPI of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of GLPI stock. After the sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that GLPI paid to the prohibited owner before GLPI discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if prior to the discovery by GLPI that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner will have no rights in the shares held by the trustee.
In addition, if GLPI’s board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of GLPI stock described above or that a person or entity intends to acquire or has attempted to acquire beneficial or constructive ownership of any shares of GLPI stock in violation of the restrictions on ownership and transfer of GLPI stock described above, GLPI’s board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing GLPI to redeem shares of GLPI stock, refusing to give effect to the transfer of GLPI’s books or instituting proceedings to enjoin the transfer or other event.
Every person or entity who is a beneficial owner or constructive owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number of value (whichever is more restrictive) of GLPI stock, within 30 days after initially reaching such ownership threshold and within 30 days after the end of each taxable year, must give GLPI written notice stating the shareholder’s name and address, the number of shares of each class and series of GLPI stock that the shareholder beneficially or constructively owns and a description of the manner in which the shares are held. Each such owner must provide to GLPI such additional information as GLPI may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on GLPI’s qualification as a REIT and to ensure compliance with the applicable ownership limits. In addition, any person or entity that will be a beneficial owner or constructive owner of shares of GLPI stock and any person or entity (including the shareholder of record) who is holding shares of GLPI stock for a beneficial owner or constructive owner must provide to GLPI such information as GLPI may request in order to determine GLPI’s qualification as a REIT and to comply with the requirements of any governmental or taxing authority or to determine such compliance and to ensure compliance with the ownership limits.
Any certificates representing shares of GLPI stock will bear a legend referring to the restrictions on ownership and transfer of GLPI stock described above.
The restrictions on ownership and transfer of GLPI stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for GLPI common stock or otherwise be in the best interests of GLPI shareholders.
Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate
In addition to the restrictions set forth above, all of GLPI’s outstanding capital stock shall be held subject to applicable gaming laws. Any person owning or controlling at least five percent of any class of GLPI’s outstanding capital stock will be required by the Articles of Incorporation to promptly notify GLPI of such person’s identity. The Articles of Incorporation provide that capital stock of GLPI that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person is redeemable by GLPI, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by GLPI’s board of directors. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by GLPI’s board of directors alone), the lesser of (i) the market price on the date of the redemption notice, (ii) the market price on the redemption date or (iii) the actual amount paid by the owner thereof, in each case less a discount in a percentage (up to 100%) to be determined by GLPI’s board of directors in its sole and absolute discretion. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by GLPI.
The Articles of Incorporation also provide that capital stock of GLPI that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale, in each case less a discount in a percentage (up to 100%) to be determined by the GLPI board of directors in its sole and absolute discretion.
The Articles of Incorporation require any unsuitable person and any affiliate of an unsuitable person to indemnify and hold harmless GLPI and its affiliated companies for any and all losses, costs, and expenses, including attorneys’ costs, fees and expenses, incurred by GLPI and its affiliated companies as a result of, or arising out of, the unsuitable person’s ownership or control of any securities of GLPI, failure or refusal to comply with the provisions of the Articles of Incorporation, or failure to divest himself, herself or itself of any securities when and in the specific manner required by a gaming authority or the Articles of Incorporation.
Transfer Agent
The transfer agent and registrar for GLPI common stock is Continental Stock Transfer & Trust.
DESCRIPTION OF DEBT SECURITIES
General
We issue debt securities in one or more series under an indenture dated October 30, 2013 among GLP Capital, L.P. and GLP Financing II, Inc., two wholly-owned Subsidiaries of GLPI, as issuers, GLPI as parent guarantor and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee. The terms of the debt securities include those stated in the base indenture as supplemented by the supplemental indenture or officer’s certificate related to such debt securities (the base indenture, as supplemented, is referred to as the “indenture”) and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
In this description, (1) the “Operating Partnership” refers only to GLP Capital, L.P., and not to any of its Subsidiaries, (2) “Capital Corp.” refers only to GLP Financing II, Inc., and not to any of its Subsidiaries, (3) “Issuers,” “we,” “us” and “our” refer only to the Operating Partnership and Capital Corp., and (4) “Guarantor” refers only to GLPI and not to any of its Subsidiaries. Other defined terms used in this description but not defined below under the caption “-Certain Definitions” have the meanings assigned to them in the indenture.
The following description is a summary of the material provisions of our existing senior unsecured notes (as defined below) and the indenture. It does not restate the indenture in its entirety. The summary is qualified in its entirety by reference to the full text of the base indenture and supplemental indentures, which are included as exhibits to GLPI’s Annual Report on Form 10-K for the year ended December 31, 2022, of which this exhibit is a part.
The registered holder of an existing senior unsecured note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

5.375% Senior Unsecured Notes Due 2023

On October 30, 2013, the Issuers issued $500 million of 5.375% senior unsecured notes maturing on November 1, 2023 (the “2023 Notes”), all of which were outstanding as of December 31, 2022. Interest on the 2023 Notes accrued at the rate of 5.375% per annum and was payable semi-annually on May 1 and November 1 of each year. The Issuers made each interest payment on the 2023 Notes to the holders of record on the immediately preceding April 15 and October 15. Interest on the 2023 Notes accrued from the date of original issuance or, if interest had already been paid, from the date it was most recently paid. Interest was computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date fell on a day that was not a business day, the required payment of principal, premium, if any, and/or interest could be made on the next succeeding business day as if made on the date such payment was due, and no interest accrued on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case was, to the date of such payment on the next succeeding business day. GLPI redeemed all of the 2023 Notes on February 13, 2023 (the "Redemption Date") for $507.5 million which represented 100% of the principal amount of the 2023 Notes plus accrued interest through the Redemption Date. Notwithstanding the foregoing, in the remainder of this document, we have described the terms of the 2023 Notes as if such 2023 Notes continued to be outstanding.

5.375% Senior Unsecured Notes Due 2026

On April 28, 2016, the Issuers issued $975 million of 5.375% senior unsecured notes maturing on April 15, 2026 (the “2026 Notes”), all of which were outstanding as of December 31, 2022. Interest on the 2026 Notes accrues at the rate of 5.375% per annum and is payable semi-annually on April 15 and October 15 of each year. The Issuers will make each interest payment on the 2026 Notes to the holders of record on the immediately preceding April 1 and October 1. Interest on the 2026 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

5.75% Senior Unsecured Notes Due 2028

On May 21, 2018, the Issuers issued $500 million of 5.75% senior unsecured notes maturing on June 1, 2028 (the “2028 Notes”), all of which were outstanding as of December 31, 2022. Interest on the 2028 Notes accrues at the rate of 5.75% per annum and is payable semi-annually on June 1 and December 1 of each year. The Issuers will make each interest payment on the 2028 Notes to the holders of record on the immediately preceding May 15 and November 15. Interest on the 2028 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

5.25% Senior Unsecured Notes Due 2025

On May 1, 2018, the Issuers issued $500 million of 5.25% senior unsecured notes maturing on June 1, 2025 (the “Initial 2025 Notes”). On September 26, 2018, the Issuers issued an additional $350 million of 5.25% senior unsecured notes maturing on June 1, 2025 (the “New 2025 Notes,” and together with the Initial 2025 Notes, the “2025 Notes,”) which such notes became part of the same series as the Initial 2025 Notes. All of the 2025 Notes were outstanding as of December 31, 2022. Interest on the 2025 Notes accrues at the rate of 5.25% per annum and is payable semi-annually on June 1 and December 1 of each year. The Issuers will make each interest payment on the 2025 Notes to the holders of record on the immediately preceding May 15 and November 15. Interest on the 2025 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

5.30% Senior Unsecured Notes Due 2029

On September 26, 2018, the Issuers issued $750 million of 5.30% senior unsecured notes maturing on January 15, 2029 (the “2029 Notes”), all of which were outstanding as of December 31, 2022. Interest on the 2029 Notes accrues at the rate of 5.30% per annum and is payable semi-annually on January 15 and July 15 of each year. The Issuers will make each interest payment on the 2029 Notes to the holders of record on the immediately preceding January 1 and July 1. Interest on the 2029 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

3.350% Senior Unsecured Notes Due 2024

On August 29, 2019, the Issuers issued $400 million of 3.350% senior unsecured notes maturing on September 1, 2024 (the “2024 Notes”), all of which were outstanding as of December 31, 2022. Interest on the 2024 Notes accrues at the rate of 3.350% per annum and is payable semi-annually on March 1 and September 1 of each year. The Issuers will make each interest payment on the 2024 Notes to the holders of record on the immediately preceding February 15 and August 15. Interest on the 2024 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

4.000% Senior Unsecured Notes Due 2030
On August 29, 2019, the Issuers issued $700 million of 4.000% senior unsecured notes maturing on January 15, 2030 (the “2030 Notes”, all of which were outstanding as of December 31, 2022. Interest on the 2030 Notes accrues at the rate of 4.000% per annum and is payable semi-annually on January 15 and July 15 of each year. The Issuers will make each interest payment on the 2030 Notes to the holders of record on the immediately preceding January 1 and July 1. Interest on the 2030 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.
4.000% Senior Unsecured Notes Due 2031

On June 25, 2020, the Issuers issued $500 million of 4.000% senior unsecured notes maturing on January 15, 2031 (the “Initial 2031 Notes”). On August 18, 2020, the Issuers issued an additional $200 million of 4.000% senior unsecured notes maturing on January 15, 2031 (the “New 2031 Notes,” and together with the Initial 2031 Notes, the “2031 Notes,”). All of the 2031 Notes were outstanding as of December 31, 2022. Interest on the 2031 Notes accrues at the rate of 4.000% per annum and is payable semi-annually on January 15 and July 15 of each year. The Issuers will make each interest payment on the 2031 Notes to the holders of record on the immediately preceding January 1 and July 1. Interest on the 2031 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

3.250% Senior Unsecured Notes Due 2032

On December 13, 2021, the Issuers issued $800 million of 3.250% senior unsecured notes maturing on January 15, 2032 (the “2032 Notes,” and together with the 2023 Notes, the 2026 Notes, the 2028 Notes, the 2025 Notes, the 2029 Notes, the 2024 Notes, the 2030 Notes, and the 2031 Notes, the “existing senior unsecured notes” or the “notes”). All of the 2032 Notes were outstanding as of December 31, 2022. Interest on the 2031 Notes accrues at the rate of 3.250% per annum and is payable semi-annually on January 15 and July 15 of each year. The Issuers will make each interest payment on the 2032 Notes to the holders of record on the immediately preceding January 1 and July 1. Interest on the 2032 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, repurchase date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.
Brief Description of the Existing Senior Unsecured Notes and the Existing Senior Unsecured Notes Guarantee
Each of the series of existing senior unsecured notes:
•represents general senior unsecured obligations of the Issuers;
•is pari passu in right of payment with all of the Issuers’ senior indebtedness, including all of the other series of existing senior unsecured notes and borrowings under the Credit Facility, without giving effect to collateral arrangements;
•is effectively subordinated in right of payment to all of the Issuers' secured indebtedness to the extent of the value of the assets securing such indebtedness;
•is senior in right of payment to all of the Issuers’ senior subordinated or subordinated indebtedness;
•is structurally subordinated to all liabilities of the Issuers’ Subsidiaries (other than Capital Corp., which is a co-Issuer of the notes); and

•is fully and unconditionally guaranteed by the Guarantor.

The existing senior unsecured notes are guaranteed by the Guarantor; however, the Guarantor is not subject to most of the covenants in the indenture.

The guarantee of each series of the existing senior unsecured notes:

•represents general unsecured obligation of the Guarantor;

•is pari passu in right of payment with all of the Guarantor’s senior indebtedness, including its guarantee of all of the other series of existing senior unsecured notes and borrowings under the Credit Facility, without giving effect to collateral arrangements;

•is effectively subordinated in right of payment to all of the Guarantor’s secured indebtedness to the extent of the value of the assets securing such indebtedness;

•is senior in right of payment to all of the Guarantor’s senior subordinated or subordinated indebtedness; and

•is structurally subordinated to all liabilities of the Guarantor’s Subsidiaries (other than the Issuers).
The obligation of the Guarantor under its guarantee is limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.
As of December 31, 2022, the Issuers, the Guarantor and the Issuers’ Subsidiaries had no indebtedness outstanding under the Credit Facility. The indenture permits the Issuers and the Issuers’ Subsidiaries to incur substantial additional indebtedness and does not limit the amount of indebtedness that the Guarantor may incur.
Additional Notes
The Issuers may issue additional notes of a series the same as or different from any of the series of the existing senior unsecured notes from time to time under the indenture. Any issuance of additional notes is subject to the covenants set forth below under “-Certain Covenants-Limitations on Incurrence of Indebtedness.” Any additional notes of the same series as any of the series of the existing senior unsecured notes subsequently issued will be treated as a single series with the applicable series of the existing senior unsecured notes for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issue notes in denominations of $2,000 and integral multiples of $1,000.

Sinking Fund
The notes will not be entitled to the benefit of any sinking fund.
Redemption
Optional Redemption
We may redeem all or part of any series of the notes at any time at our option at a redemption price equal to the greater of:
(1)    100% of the principal amount of the notes to be redeemed, and
(2)    the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such notes matured 90 days prior to their maturity date (or 30 days in the case of the 2024 Notes or three months in the case of the 2032 Notes) (the “Par Call Date”) but for the redemption thereof (exclusive of interest accrued to, but not including, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (or the Adjusted Treasury Rate in the case of the 2032 Notes and the 2031 Notes) plus 50 basis points (or 40 basis points in the case of the 2030 Notes, 30 basis points in the case of the 2032 Notes and the 2024 Notes and 35 basis points in the case of the 2029 Notes), plus accrued and unpaid interest on the amount being redeemed to, but not including, the date of redemption; provided, however, that if we redeem the notes on or after the applicable Par Call Date, the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but not including, the date of redemption; provided, further, that installments of interest that are due and payable on any interest payment dates falling on or prior to a redemption date shall be payable on such interest payment dates to the persons who were registered holders of the notes to be redeemed at the close of business on the applicable record dates.
Unless we default in our payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of such notes called for redemption.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable series of notes being redeemed calculated as if the maturity date of such notes was the applicable Par Call Date (as applicable, the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such series of notes.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Issuers are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuers to act as the Quotation Agent from time to time.
“Reference Treasury Dealer” means (1) with respect to the 2030 Notes and 2024 Notes, Wells Fargo Securities, LLC and its successors, BofA Securities, Inc. and its successors, Fifth Third Securities, Inc. and its successors and J.P. Morgan Securities LLC and its successors; (2) with respect to the 2029 Notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their respective successors; (3) with respect to the 2025 Notes and 2028 Notes, Wells Fargo Securities, LLC and its successors and (4) with respect to the 2026 Notes, and 2023 Notes, J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (5) any other Primary Treasury Dealers selected by the Issuers.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuers by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date (or in the case of the notes that reference a Reference Treasury Dealer other than the 2026 Notes, the third business day preceding the relevant Deposit Date in connection with the satisfaction and discharge of notes in accordance with the terms of the indenture).
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price on such redemption date.
Gaming Redemption
In addition to the foregoing, if any Gaming Authority requires that a holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or Beneficial Owner:
(1)    fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(2)    is denied such license or qualification or not found suitable, or if any Gaming Authority otherwise requires that notes from any holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws the Issuers shall have the right, at their option:
(i)    to require any such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or
(ii)    to call for the redemption of the notes of such holder or Beneficial Owner at a redemption price equal to the least of:
(A)    the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

(B)    the price at which such holder or Beneficial Owner acquired the notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or
(C)    such other lesser amount as may be required by any Gaming Authority.
The Issuers shall notify the trustee in writing of any such redemption as soon as practicable. The holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.
No Mandatory Redemption
The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Selection and Notice
If less than all of the notes of any series are to be redeemed at any time, the trustee will select notes of such series for redemption as follows:
(1)    if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or
(2)    if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate and in accordance with DTC procedures.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or in the case of global notes, given pursuant to applicable DTC procedures) at least 30 (or 15 in the case of the 2032 Notes and the 2031 Notes) but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that (a) redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, and (b) redemption notices may be mailed or given less than 30 days (or 15 days in the case of the 2032 Notes and the 2031 Notes) or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described above under the caption “—Redemption-Gaming Redemption.”
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption (subject to satisfaction of any applicable conditions precedent). Unless we default in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption. For the avoidance of doubt, the trustee shall not have any responsibility for calculating the redemption price.

Subject to applicable securities laws, the Issuers or their affiliates may at any time and from time to time purchase notes or other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such affiliates may determine.
Repurchase at the Option of Holders
Change of Control and Rating Decline

If a Change of Control Triggering Event occurs with respect to a series of notes other than the 2032 Notes or the 2031 Notes, each holder of such notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes of the applicable series pursuant to an offer by the Issuers (a “Change of Control Offer”) on the terms set forth in the indenture, except to the extent the Issuers have previously redeemed such notes as described under “—Redemption-Optional Redemption.” In the Change of Control Offer, the Issuers will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following the occurrence of a Change of Control Triggering Event, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase notes on the date

(the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or in the case of global notes, given pursuant to applicable DTC procedures), pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
On the Change of Control Payment Date, the Issuers will, to the extent lawful:
(1)    accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
(3)    deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.
The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.
The provisions described above that require the Issuers to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The Issuers will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of an anticipated Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.
If holders of not less than 90% in aggregate principal amount of the outstanding applicable series of notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchase all of the notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes of the applicable series that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including the date of redemption.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Guarantor, the Issuers and their Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Guarantor, the Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.
The Credit Facility provides that certain change of control events with respect to the Issuers would constitute a default under the Credit Facility. Any future credit agreements or other agreements to which any of the Issuers becomes a party may contain similar provisions. In the event a Change of Control Triggering Event occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing notes. In such case, the Issuers’ failure to purchase tendered notes would constitute a default under the indenture which could, in turn, constitute a default under such other indebtedness.

Certain Covenants
Limitations on Incurrence of Indebtedness
Limitation on Total Debt. The Issuers shall not, and shall not permit any of their Subsidiaries to, incur any Indebtedness (other than Permitted Debt) if, immediately after giving effect to the incurrence of such additional Indebtedness, the Total Debt of the Issuers and their Subsidiaries on a pro forma basis (including pro forma application of the net proceeds from such Indebtedness) would exceed 60% of the sum of (i) Total Asset Value as of the end of the Latest Completed Quarter and (ii) any increase in Total Asset Value since the end of the Latest Completed Quarter (such sum of (i) and (ii), “Adjusted Total Asset Value”); provided, however, that from and after the consummation of a Significant Acquisition, such percentage shall be 65% for the fiscal quarter in which such Significant Acquisition is consummated and the three consecutive fiscal quarters immediately succeeding such fiscal quarter.
Limitation on Secured Debt. The Issuers shall not, and shall not permit any of their Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the Secured Debt of the Issuers and their Subsidiaries on a pro forma basis (including pro forma application of the net proceeds from such Indebtedness) would exceed 40% of Adjusted Total Asset Value.
Interest Coverage Ratio. The Issuers shall not, and shall not permit any of their Subsidiaries to, incur any Indebtedness (other than Permitted Debt) if, immediately after giving effect to the incurrence of such additional Indebtedness, the ratio of Consolidated EBITDA to Interest Expense for the Issuers and their Subsidiaries (the “Coverage Ratio”) for the four consecutive fiscal quarter period ending on and including the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis (including pro forma application of the net proceeds from such Indebtedness).
Limitation on Subordinated Debt and Subsidiary Guarantees. The Issuers shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Issuers, unless such Indebtedness is expressly subordinated in right of payment to the notes. The foregoing does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral or as a result of provisions that apply proceeds or amounts received by the borrower, obligor or Issuer following a default or exercise of remedies in a certain order of priority.
In addition, following the date of the indenture, no Subsidiary of the Operating Partnership (excluding Capital Corp.) will directly or indirectly guarantee, or become jointly and severally liable with respect to any Debt Securities of the Operating Partnership (excluding, in any event, (x) Acquired Debt and (y) guarantees of such Acquired Debt or any other Indebtedness of the Operating Partnership to the extent a guarantee is required as a result of the assumption by the Operating Partnership of such Acquired Debt described in clause (x) pursuant to the terms thereof as they existed at the time of and after giving effect to (and are not modified in contemplation of, other than to give effect to) the assumption of or acquisition of such Acquired Debt) issued after the date of the indenture, unless a guarantee is provided in respect of the notes by such Subsidiary.
Maintenance of Total Unencumbered Assets
The Issuers and their Subsidiaries shall maintain Total Unencumbered Asset Value of not less than 150% of Unsecured Debt, in each case calculated as of the end of the Latest Completed Quarter.
Reports
Whether or not required by the Securities and Exchange Commission (the “SEC”), so long as any notes are outstanding, the Issuers will furnish to the trustee with written instructions for mailing (or in the case of global notes, delivery pursuant to applicable DTC procedures) to the holders of notes, within 30 days after the time periods specified in the SEC’s rules and regulations:
(1)    all quarterly and annual financial information that is filed or that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if or as if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuers’ certified independent accountants; and
(2)    all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuers’ obligations to furnish such materials to the trustee with written instructions for mailing (or in the case of global notes, delivery pursuant to applicable DTC procedures) to the holders of notes; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the “EDGAR” system (or its successor).
Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).
In addition, the Issuers have agreed that, for so long as any 2026 Notes remain outstanding, if the Issuers are not required to file with the SEC the reports required by the first paragraph of this covenant, it will furnish to the holders of the 2026 Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Notwithstanding the foregoing, for so long as the Guarantor guarantees the notes (or in the event that another parent entity of the Issuers becomes a guarantor of the notes), the Issuers may satisfy their obligations to furnish the reports and other information described above by furnishing such reports filed by, or such information of, the Guarantor (or such other parent guarantor, respectively) and the availability of the Guarantor’s (or such other parent guarantor’s, as applicable) information on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy such obligation.
Penn Master Lease
The Issuers will not enter into any amendment to the Penn Master Lease if such amendment would materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes other than the 2032 Notes and the 2031 Notes; provided that amendments of the Penn Master Lease (and corresponding rent reduction) pursuant to the terms of the Penn Master Lease in connection with an asset sale made in accordance with the Penn Master Lease shall not be deemed to materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes or to materially impair the rights and remedies of the holders of the notes.
Consolidation, Merger and Sale of Assets
Each Issuer may not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Issuer and its Subsidiaries taken as a whole to another Person unless:
(1)    either (a) such Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws);
(2)    the Person formed by or surviving any such consolidation or merger (if other than an Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the indenture and, in the case of the 2023 Notes, the Registration Rights Agreement, pursuant to agreements reasonably satisfactory to the trustee; and
(3)    immediately after such transaction no default or event of default exists with respect to the notes.
The Guarantor may not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Guarantor is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to another Person unless:
(1)    either (a) the Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)    the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Guarantor under the notes and the indenture and, in the case of the 2023 Notes, the Registration Rights Agreement, pursuant to agreements reasonably satisfactory to the trustee; and
(3)    immediately after such transaction no default or event of default exists with respect to the notes.
Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of an Issuer’s or the Guarantor’s, as applicable, and its Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this “Consolidation, Merger and Sale of Assets” covenant, such Issuer or the Guarantor, as applicable, will be released from the obligations under the notes or its guarantee, respectively, and the indenture and, in the case of the 2023 Notes, the Registration Rights Agreement, except with respect to any obligations that arise from, or are related to, such transaction.

This “Consolidation, Merger and Sale of Assets” covenant will not apply to:
(1)    a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Guarantor, the Issuers (or an Issuer) or any of the Issuers’ Subsidiaries;
(2)    a merger between the Issuers (or an Issuer), the Guarantor or any Subsidiary respectively, and an Affiliate of an Issuer, the Guarantor or such Subsidiary incorporated or formed solely for the purpose of reincorporating or reorganizing an Issuer, the Guarantor or such Subsidiary in another state of the United States or changing the legal domicile or form of an Issuer, the Guarantor or such Subsidiary or for the sole purpose of forming or collapsing a holding company structure;
(3)    the lease of all or substantially all of the real estate assets of the Guarantor or any Issuer, or any of their respective Subsidiaries, to Penn or its Subsidiaries or another operator pursuant to the Penn Master Lease, Pinnacle Master Lease or another real estate lease or leases; or
(4)    except with respect to the 2032 Notes and the 2031 Notes, the Penn Transactions and any transactions related thereto.
The description above includes a phrase relating to the sale or disposition of “all or substantially all” of the properties or assets of the Issuers or the Guarantor, and their respective Subsidiaries. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.
Certain Definitions
“2013 Offering Memorandum” means the offering memorandum of the Issuers, dated October 23, 2013.
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the arithmetic mean of the weekly average yield to maturity (representing the average of the daily rates for the immediately preceding week) available through the most recent Statistical Release under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining term of the notes being redeemed as of such redemption date, calculated as if the maturity date of such notes was the Par Call Date (as applicable, the “Remaining Life”). If no maturity exactly corresponds to such Remaining Life, yields for the next shortest and next longest published maturities most closely corresponding to such Remaining Life shall be calculated pursuant to the immediately preceding sentence and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Adjusted Treasury Rate, the most recent Statistical Release published at least two business days prior to the redemption date (or at least two business days prior to the relevant Deposit Date in connection with a satisfaction and discharge of the such notes in accordance with the terms of the indenture) shall be used.
“Asset Value” means, at any date of determination, the sum of:
(1)    in the case of any Income Property (or group of Income Properties, including, without limitation, the Penn Master Lease Properties), the Capitalized Value of such Income Property (or group of Income Properties) as of such date; provided, however, that (except, in the case of the 2023 Notes, with respect to the Original Master Lease Properties, the Ohio Development Facilities, the Hollywood Casino Baton Rouge and the Hollywood Casino Perryville) the Asset Value of each Income Property

(other than a former Development Property or Redevelopment Property) during the first four complete fiscal quarters following the date of acquisition thereof shall be the greater of (i) the acquisition price thereof and (ii) the Capitalized Value thereof (provided that the Asset Value shall be the acquisition price thereof if results of one full fiscal quarter after the acquisition thereof are not available with respect to such Income Property (or group of Income Properties) (and after results of one full fiscal quarter after the acquisition thereof are available, the Capitalized Value thereof may be determined by annualizing such results) including for purposes of determining any increase in Total Asset Value since the end of the Latest Completed Quarter); provided, further, that an adjustment shall be made to the Asset Value of any Income Property (in an amount reasonably determined by an Issuer) as new tenancy leases are entered into, or existing tenancy leases terminate or expire, in respect of such Income Property;
(2)    in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results are available for at least one complete fiscal quarter following completion or opening of the applicable development project, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property); and
(3)    100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased as of such date of determination.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Capitalized Value” means, with respect to the Penn Master Lease Properties or any other group of related properties or any other property, the Property EBITDA of the Penn Master Lease Properties or such other group of related properties or such property, as the case may be, for the most recent four completed fiscal quarters divided by 8.25% (or 9.0% in the case of the 2023 Notes).
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor, the Operating Partnership and their Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the real estate assets of the Guarantor or any Issuer or any of their respective subsidiaries, to Penn or its Subsidiaries or to another operator pursuant to the Penn Master Lease or another real estate lease or leases shall not constitute a Change of Control;
(2)    the adoption by shareholders or partners of a plan relating to the liquidation or dissolution of the Guarantor or the Operating Partnership;
(3)    the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above), other than any holding company which owns 100% of the Voting Stock of the Guarantor (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Guarantor, measured by voting power rather than number of shares;
(4)    (i) the Guarantor ceases to own, directly or indirectly, more than 50% of the Voting Stock of the Operating Partnership or (ii) the sole general partner of the Operating Partnership ceases to be the Guarantor or one or more of the Guarantor’s wholly owned subsidiaries; or
(5)    the first day on which a majority of the members of the Board of Directors of the Guarantor are not Continuing Directors.
For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets among the Guarantor, any Issuer and any of their respective Subsidiaries and (2) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

“Consolidated EBITDA” means, for the applicable test period, the net income (or net loss) of the Issuers and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, except to the extent that GAAP is not applicable, including, without limitation, with respect to the determination of all extraordinary, non-cash and non-recurring items ((x) excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges and (y) before giving effect to cash dividends on preferred units of the Issuers or charges resulting from the redemption of preferred units of the Issuers attributable to the Issuers and their Subsidiaries for such period determined on a consolidated basis in conformity with GAAP);
(1)    plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss), the sum of the following amounts for such period:
(a)    interest expense (whether paid or accrued and whether or not capitalized);
(b)    income tax expense;
(c)    depreciation expense;
(d)    amortization expense;
(e)    extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, impairment charges, fees, costs and expenses relating to the Penn Transactions, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));
(f)    expenses and losses associated with hedging agreements;
(g)    expenses and losses resulting from fluctuations in foreign exchange rates;
(h)    other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made in which case, at the election of the Issuers such items may be added back when accrued and deducted from net income when paid in cash, or given effect (and not added back to net income) when accrued or reserved);
(i)    the amount of integration costs deducted (and not added back) in such period in computing the net income (or net loss);
(j)    severance, relocation costs, signing costs, retention or completion bonuses, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities);
(k) in the case of the 2032 Notes and the 2031 Notes, equity-based compensation; and
(l)    to the extent not included in net income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (2)(a) below, the amount of insurance proceeds received during such period, or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for such period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (l) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such period (without giving effect to this clause (k)) does not exceed Consolidated EBITDA attributable to such property during the most recent four consecutive fiscal quarter period that such property was fully operational (or if such property has not been fully operational for the most recent such period prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the consecutive fiscal quarter period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(2)    minus, without duplication and solely to the extent included in arriving at such net income (or net loss), the sum of the following amounts for such period:
(a)    extraordinary, non-recurring and unusual gains (other than insurance proceeds);
(b)    gains attributable to hedging agreements;
(c)    non-cash gains resulting from fluctuations in foreign exchange rates; and
(d)    other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course.
For purposes of this definition, net income (net loss) shall only include the Issuers’ Ownership Share of net income (net loss) of their non-wholly owned Subsidiaries and Unconsolidated Affiliates and, accordingly, there shall be no deduction from net income or Consolidated EBITDA for non-controlling or minority interests in such Persons.
Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of calculating Consolidated EBITDA, all amounts shall be as reasonably determined by an Issuer, and in accordance with GAAP except to the extent that GAAP is not applicable, including, without limitation, with respect to the determination of extraordinary, non-cash or non-recurring items.
“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Subsidiaries prepared in accordance with GAAP.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Guarantor who:
(1)    was a member of such Board of Directors on the date of the indenture; or
(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (1) or this clause (2) who were members of such Board at the time of such nomination or election.
“Credit Facility” means the Credit Agreement, dated October 28, 2013, among the Operating Partnership, as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swingline Lender and the parties named therein as Co-Syndication Agents, Documentation Agents, Joint Physical Bookrunners and Joint Lead Arrangers, and the lenders from time to time party thereto, including any related notes, guarantees, instruments and agreements executed in connection therewith, and as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Credit Facility or other agents or other lenders).
“Credit Facilities” means one or more debt facilities or commercial paper facilities (providing for revolving credit loans, term loans, other loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit) or debt securities, including any related notes, guarantees, collateral documents, agreements relating to swap or other hedging obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced, restructured or otherwise refinanced in whole or in part from time to time by one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility) or instruments.
“Debt Securities” means any debt securities, as such term is commonly understood, issued in any public offering or private placement in an aggregate principal amount of $100.0 million or more.
“Development Property” means real property (a) acquired for, or currently under, development into an Income Property that, in accordance with GAAP, would be classified as an asset on the consolidated balance sheet of the Issuers and their Subsidiaries and (b) of the type described in clause (a) of this definition to be (but not yet) acquired by the Issuers or any of their Subsidiaries upon completion of construction pursuant to a contract in which the seller of such real property is required to build, develop or renovate prior to, and as a condition precedent to, such acquisition.
“Fitch” means Fitch Ratings, Inc., doing business as Fitch Ratings, or any successor thereto.
“GAAP” means generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination; provided that with respect to the 2032 Notes and the 2031 Notes, if, as of a particular date as of which compliance with the covenants contained in the indenture is being determined, there have been changes in generally accepted accounting principles from those that applied to the consolidated financial statements of either Issuer or the Guarantor for the year ended December 31, 2019, the Issuers may, in their sole discretion, determine compliance with the covenants contained in the indenture using generally accepted accounting principles, consistently applied, as in effect as of the end of any fiscal quarter selected by the Issuers, in its sole discretion, that is on or after December 31, 2019 and prior to the date as of which compliance with the covenants in the indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP; provided further that, with respect to the notes other than the 2023 Notes, and in the case or GAAP or Fixed GAAP with respect to the 2032 Notes and the 2031

Notes, (1) any lease that is accounted for by any Person as an operating lease, (2) the Pinnacle Master Lease and (3) any similar lease to either lease referred to in clauses (1) and (2) and entered into after the issue date for the applicable series of existing senior unsecured notes by any Person may, in the sole discretion of the Operating Partnership, be accounted for as an operating lease for purposes of such notes and the indenture with respect to such notes (and shall not constitute a capitalized lease).
“Gaming Approval” means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives (a) relating to any gaming business (including pari-mutuel betting) or enterprise, including to enable the Issuers or any of their Subsidiaries or affiliates to engage in or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct or manage such business substantially as is presently conducted or managed or contemplated to be conducted or managed or (b) required by any Gaming Law.
“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuers or any of their Subsidiaries.
“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.
“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted or managed by the Issuers or any of their Subsidiaries or affiliates within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.
“Income Property” means any real or personal property or assets or vessels (including any personal property ancillary thereto or used in connection therewith or in support thereof) owned, operated or leased or otherwise controlled by the Issuers or their Subsidiaries and earning, or intended to earn, current income whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land during the period such property or assets or vessels are Development Properties, Redevelopment Properties or undeveloped land as reasonably determined by an Issuer.
“Indebtedness” means, as of any date of determination, all indebtedness for borrowed money of the Issuers and their Subsidiaries that is included as a liability on the Consolidated Financial Statements of the Issuers in accordance with GAAP, excluding: (i) any indebtedness to the extent Discharged or, in the case of the notes other than the 2023 Notes, to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness), (ii) Intercompany Debt, (iii) all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions and (iv) any redeemable equity interest in the Issuers; provided that in the case of the notes other than the 2023 Notes, Indebtedness of a Subsidiary of any of the Issuers that is not a wholly owned Subsidiary of the Issuers shall be reduced to reflect the Issuers’ proportionate interest therein.
“Intercompany Debt” means, as of any date, Indebtedness to which the only parties are the Guarantor, the Issuers and any of their respective Subsidiaries as of such date; provided, however, that with respect to any such Indebtedness of which any of the Issuers is the borrower, such Indebtedness is subordinate in right of payment to the notes.
“Interest Expense” means, for any period of time, the aggregate amount of interest payable in cash on Indebtedness of the Issuers and their Subsidiaries, net of interest income and payments received under swap and other hedging agreements or arrangements relating to interest rates, and excluding (i) any commitment, upfront, arrangement or structuring fees or premiums (including redemption and prepayment premiums) or original issue discount, (ii) interest reserves funded from the proceeds of any Indebtedness, (iii) any cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) all cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, and (v) amortization of deferred financing costs; provided that the components of Interest Expense relating to a Subsidiary of any of the Issuers that is not a wholly owned Subsidiary of the Issuers shall be reduced to reflect the Issuers’ proportionate interest therein.
“Latest Completed Quarter” means, as of any date, the most recently ended fiscal quarter of the Issuers for which Consolidated Financial Statements of the Issuers (or the Guarantor or another parent guarantor, as applicable) have been completed, it being understood that at any time when the Issuers (or the Guarantor or another parent guarantor, as applicable) are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual and quarterly reports with the SEC, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by the Issuers’ (or the Guarantor’s or another parent guarantor’s, as applicable) most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Issuers’ (or the Guarantor’s or another parent guarantor’s, as applicable) Annual Report on Form 10-K.
“Lien” means, with respect to any asset (without duplication), any lien, security interest or other type of preferential arrangement for security, including, without limitation, the lien or retained security title of a conditional vendor; provided that, for purposes hereof, “Lien” shall not include any Lien related to Indebtedness that has been Discharged or otherwise satisfied by the Issuers or any of their Subsidiaries in accordance with the provisions thereof, including through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).
“Ohio Development Facilities” means the properties under development as of the issue date of the 2023 Notes in Dayton, Ohio and Mahoning Valley, Ohio.
“Original Master Lease Properties” means the Penn Master Lease Properties as of the date of the Penn Master Lease.
“Ownership Share” means, with respect to any Subsidiary (other than a wholly owned Subsidiary of any of the Issuers) or any Unconsolidated Affiliate of the Issuers, the Issuers’ relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Penn” means Penn Entertainment, Inc., a Pennsylvania corporation.
“Penn Master Lease” means that certain Master Lease, dated as of November 1, 2013, between the Operating Partnership (and any Subsidiaries of the Operating Partnership acting as landlord or co-landlord) and the Penn Tenant, as it may be amended, supplemented or modified from time to time.
“Penn Master Lease Guaranty” means the Guaranty of the Penn Master Lease by Penn in favor of the Operating Partnership or a Subsidiary thereof.
“Penn Master Lease Properties” means, as of any date of determination, the real properties that are leased to Penn Tenant pursuant to the Penn Master Lease.
“Penn Notes” means the 2023 Notes.
“Penn Notes Issue Date” means October 30, 2013, with respect to the 2023 Notes.
“Penn Spin-Off” means the spin-off of the Guarantor from Penn to the shareholders of Penn in November 2013, which resulted in the Operating Partnership having title to substantially all of the real estate assets held by Penn prior to the spin-off, and including the entering into by the Penn Tenant and the Operating Partnership (or one or more Subsidiaries of the Operating Partnership acting as landlord or co-landlord) of the Penn Master Lease.
“Penn Tenant” means Penn Tenant, LLC, a Pennsylvania limited liability company, in its capacity as tenant under the Penn Master Lease, and its successors in such capacity.
“Penn Transactions” means, collectively, (a) the Penn Spin-Off and the series of corporate restructurings and other transactions entered into in connection with the foregoing, the acquisition by the Guarantor of the GLPI Assets (as defined in the 2013 Offering Memorandum) and the entering into of the Penn Master Lease, (b) the issuance of the Penn Notes (and the Issuers’ 4.375% Senior Notes due 2018, which have been redeemed in full as of the date hereof) and the entering into of the Credit Agreement on October 28, 2013, (c) the payment of the earnings and profits purge described in the 2013 Offering

Memorandum, (d) any other transactions defined as “Transactions” in the 2013 Offering Memorandum and (e) the payment of fees and expenses in connection with the foregoing.
“Permitted Debt” means:
(1)    Indebtedness incurred under the Credit Facilities on or prior to the date of the indenture; and
(2)    Indebtedness represented by the existing senior unsecured notes.

“Permitted Replacement Lease” means (a) any new lease entered into pursuant to Section 17.1(f) of the Penn Master Lease, (b) any new lease entered into with a Qualified Successor Tenant or (c) any assignment of the Penn Master Lease to a Qualified Successor Tenant, in each case, whether in respect of all or a portion of the gaming facilities subject to the Penn Master Lease.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Pinnacle” means Pinnacle Entertainment, Inc., a Delaware corporation.
“Pinnacle Master Lease” means that certain master lease, dated as of April 28, 2016, between, Pinnacle MLS, LLC, as tenant, and Gold Merger Sub, LLC (as successor to Pinnacle), as landlord, as such Master Lease may be amended, supplemented or modified from time to time.
“pro forma basis” means:

(1)    For purposes of calculating the amount of Total Debt or Secured Debt or Unsecured Debt under “—Certain Covenants-Limitations on Incurrence of Indebtedness-Limitation on Total Debt” and “—Limitation on Secured Debt,” there shall be excluded Indebtedness to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness) or which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed or otherwise satisfied on or prior to the date such calculation is being made or for which the Guarantor, the Issuers or any of their Subsidiaries has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or otherwise satisfy or called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to the date such calculation is being made (collectively, “Discharged”);
(2)    For purposes of calculating the Coverage Ratio:
(a)    in the event that the Issuers or any of their Subsidiaries incurs, assumes, guarantees or Discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Coverage Ratio is being calculated and on or prior to the date such calculation is being made, then the Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter period and Interest Expense relating to any such Indebtedness that has been Discharged or, in the case of the notes other than the 2023 Notes, to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness) shall be excluded;
(b)    acquisitions or investments that have been made by the Issuers or any of their Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter period or subsequent to such period and on or prior to the date such calculation is being made, and the change in Consolidated EBITDA resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter period, and Consolidated EBITDA for such period shall include the Consolidated EBITDA of the acquired entities or applicable to such investments, and related transactions, and shall otherwise be calculated on a pro forma basis;
(c)    (i) any Person that is a Subsidiary on the date such calculation is being made will be deemed to have been a Subsidiary at all times during the applicable four-quarter period, and (ii) any Person that is not a Subsidiary on the date such calculation is being made will be deemed not to have been a Subsidiary at any time during the applicable four-quarter reference period;

(d)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date such calculation is being made, will be excluded;

(e)    the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date such calculation is being made, will be excluded, but only to the extent that the obligations giving rise to such Interest Expense will not be obligations of the Issuers or any of their Subsidiaries following the date such calculation is being made;
(f)    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Issuers may designate; and
(g)    except with respect to the 2032 Notes and the 2031 Notes, for any period that includes any period of time occurring prior to the Penn Notes Issue Date, the Penn Transactions shall be given pro forma effect as if the Penn Transactions had occurred at the beginning of such period.
“Property EBITDA” means, for any period of time with respect to the Penn Master Lease Properties or any other group of related properties or any property (excluding any properties that are not Income Properties), the sum, with respect to the Penn Master Lease Properties or other group of related properties or property, of the net income (or net loss) derived from such property for such period (excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges);
(1)    plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss), the sum of the following amounts for such period:
(a)    interest expense (whether paid or accrued and whether or not capitalized);
(b)    income tax expense;
(c)    depreciation expense;
(d)    amortization expense;
(e)    extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, property valuation losses, impairment charges, fees, costs and expenses relating to the Penn Transactions, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));
(f)    expenses and losses associated with hedging agreements;
(g)    expenses and losses resulting from fluctuations in foreign exchange rates;
(h)    other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made in which case, at the election of the Issuers such items may be added back when accrued and deducted from net income when paid in cash, or given effect (and not added back to net income) when accrued or reserved);
(i)    the amount of integration costs deducted (and not added back) in such period in computing the net income (or net loss);
(j)    severance, relocation costs, signing costs, retention or completion bonuses, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); and

(k)    to the extent not included in net income or, if otherwise excluded from Property EBITDA due to the operation of clause (2)(a) below, the amount of insurance proceeds received during such period, or after such period and on or prior to the date the calculation is made with respect to such period, attributable to such property;
(2)    minus, without duplication and solely to the extent included in arriving at such net income (or net loss), the sum of the following amounts for such period:
(a)    extraordinary, non-recurring and unusual gains (other than insurance proceeds);
(b)    gains attributable to hedging agreements;
(c)    non-cash gains resulting from fluctuations in foreign exchange rates; and
(d)    other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course;

provided that to the extent any amounts referred to in this definition or deducted in calculating net income (or net loss) (including any costs or expenses included in calculating net income (or net loss)) are required to be paid by the Penn Tenant under the Penn Master Lease or any other Person that is a lessee or operator of any such property, such amounts will not be subtracted, and will be added back to Property EBITDA for the applicable property or group of properties.
Property EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of calculating Property EBITDA, all amounts shall be as determined reasonably by an Issuer, and in accordance with GAAP except to the extent that GAAP is not applicable.
“Qualified Successor Tenant” means a Person that: (a) in the reasonable judgment of an Issuer, has sufficient experience (directly or through one or more of its Subsidiaries) operating or managing casinos or is owned, controlled or managed by a Person with such experience, to operate properties subject to a Permitted Replacement Lease and (b) is licensed or certified by each gaming authority with jurisdiction over any gaming facility subject to the applicable Permitted Replacement Lease as of the initial date of the effectiveness of the applicable Permitted Replacement Lease.
“Rating Agency” means (a) Fitch, Moody’s or S&P in the case of the 2030 Notes and 2024 Notes and Moody’s or S&P’s in the case of all of the other notes or (b) if any of Fitch, Moody’s or S&P in the case of the 2030 Notes and 2024 Notes and Moody’s or S&P’s in the case of all of the other notes shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Issuers’ Board of Directors) which shall be substituted for Fitch, Moody’s or S&P, as the case may be.
“Rating Category” means (a) with respect to Fitch or S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of Fitch, S&P or Moody’s used by another Rating Agency selected by the Issuers. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and - for S&P and Fitch; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.
“Rating Decline” with respect to a particular series of notes shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended in respect of a Rating Agency so long as the rating of the notes is under publicly announced consideration for possible downgrade by any such Rating Agency with respect to a Rating Category), the rating of such series of notes by at least two of the three Rating Agencies in the case of the 2030 Notes and 2024 Notes and each of the Rating Agencies in the case of all other notes shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the notes on the Rating Date.
“Redevelopment Property” means any real property owned by an Issuer or its Subsidiaries that operates or is intended to operate as an Income Property (a)(i) that has been acquired by an Issuer or any of its Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (x) that an Issuer or any of its Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of (y) 10% of the Capitalized Value of such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Property EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and or (ii) with respect to which an Issuer or a Subsidiary thereof has entered into a binding construction contract or construction has commenced, (b) that does not qualify as a “Development Property” and (c) that an Issuer so desires to classify as a “Redevelopment Property” for purposes of the notes.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the 2023 notes, dated as of October 30, 2013, which was between the Issuers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as representative of the initial purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance after the applicable date of issuance of the 2023 Notes of additional 2023 Notes or additional debt securities under the indenture in a private offering by the Issuers.
“Secured Debt” means, as of any date of determination, the portion of Total Debt as of such date that is secured by a Lien on property or assets of the Issuers or any of their Subsidiaries.
“Significant Acquisition” means an acquisition in which the aggregate consideration (whether in the form of cash, securities, goodwill, or otherwise) with respect to such acquisition is not less than five percent (5%) of Total Asset Value immediately prior to such acquisition.
“Significant Subsidiary” means any Subsidiary of an Issuer having (together with its Subsidiaries) assets that constitute five percent (5%) or more of Total Asset Value as of the end any of the most recently completed fiscal year of the Issuers for which Consolidated Financial Statements have been prepared prior to the date of determination.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published weekly by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index designated by us.
“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of an Issuer, and in the case of each of clauses (i) and (ii) which is required to be consolidated with such Person in accordance with GAAP.
“Total Asset Value” means, as of any date, the sum of the following without duplication: (a) the sum of the Asset Values for all assets constituting Income Properties, Development Properties, Redevelopment Properties or undeveloped land owned by the Issuers or any of their Subsidiaries at such date, plus (b) an amount (but not less than zero) equal to all unrestricted cash and cash equivalents on hand of the Issuers and their Subsidiaries (including the proceeds of the Indebtedness to be incurred), plus (c) earnest money deposits associated with potential acquisitions as of such date, plus (d) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other investments held by the Issuers and their Subsidiaries at such date (exclusive of accounts receivable and non-real estate intangible assets in the case of the 2032 Notes and the 2031 Notes, accounts receivable and goodwill and other intangible assets in the case of the 2030 Notes and 2024 Notes and goodwill and other intangible assets in the case of all other notes). Total Asset Value shall be adjusted in the case of assets owned by Subsidiaries of the Issuers which are not wholly owned Subsidiaries of the Issuers to reflect the Issuers’ Ownership Share therein.
“Total Debt” means, as of any date of determination, the aggregate principal amount of outstanding Indebtedness of the Issuers and their Subsidiaries as of such date; provided that (a) Total Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder, and (b) the amount of Total Debt, in the case of Indebtedness of a Subsidiary of the Issuers that is not a wholly owned Subsidiary of the Issuers, shall be reduced to reflect the Issuers’ proportionate interest therein.
“Total Unencumbered Asset Value” means, as of any date of determination, the Total Asset Value for all assets owned by the Issuers or one of their Subsidiaries at such date that are not subject to any Lien which secures Indebtedness of the Issuers and their Subsidiaries; provided, however, that in the case of the 2032 Notes, 2031 Notes, 2030 Notes and 2024 Notes all investments by the Issuers and their Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value to the extent such investments would have otherwise been included.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the Consolidated Financial Statements of such Person.
“Unsecured Debt” means, as of any date of determination, that portion of Total Debt as of that date that is not Secured Debt.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
Events of Default
The following are “events of default” under the indenture with respect to debt securities of a particular series issued under the indenture, including the notes:
(1)    default for 30 days in the payment when due of interest on the debt securities of a particular series issued under the indenture, including the notes;
(2)    default in payment when due of the principal of or premium, if any, on the debt securities of a particular series issued under the indenture, including the notes;
(3)    failure by the Issuers or any of their Subsidiaries for 60 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with any of the covenants or agreements in the indenture (other than a covenant or agreement included in the indenture for the benefit of one or more series of debt securities other than the notes) or the notes;
(4)    certain specified events under bankruptcy, insolvency or other similar laws with respect to the Issuers or any of their Significant Subsidiaries;
(5)    a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our recourse Indebtedness (or the payment of which we guarantee), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default: (i) is caused by a failure to pay principal of such Indebtedness at final maturity (a “payment default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity (which, in the case of the 2032 Notes and the 2031 Notes, such Indebtedness has not been Discharged or, in the case of any of the notes, acceleration has not been rescinded, annulled or cured within 20 business days after receipt by us of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding specifying such default), and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100.0 million or more; and
(6)    except with respect to the 2032 Notes and the 2031 Notes, other than in connection with any transaction not prohibited by “-Certain Covenants-Penn Master Lease,” the Penn Master Lease shall have terminated or the Penn Master Lease Guaranty shall have terminated (other than in accordance with the terms of the Penn Master Lease); provided that such termination shall not constitute an event of default if within 90 days after such termination the Operating Partnership has entered into one or more Permitted Replacement Leases (or in the case of the Penn Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Penn Master Lease).
In the case of an event of default arising under clause (4) of the immediately preceding paragraph with respect to the Issuers, all notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of then outstanding notes (or then outstanding debt securities of a particular series in case of an event of default specific to such series) may declare all the debt securities outstanding under the indenture (or all of the notes of such series, as applicable) to be due and payable immediately.
Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of then outstanding notes may direct the trustee, in writing, in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.
The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default with respect to the notes and its consequences under the indenture (or in the case of an event of default specific to a series of debt securities outstanding under the indenture, including the notes, holders of a majority in aggregate principal amount of the debt securities of such series then outstanding by written notice to the trustee may on behalf of the holders of all of such series waive any existing default or event of default with respect to the debt securities of such series and its consequences under the indenture), in each case, except a continuing default or event of default in the payment of interest on, or the principal of, such debt securities, including the notes; provided that the holders of a majority in aggregate principal amount of such debt securities (or of the debt securities of such series, respectively) then outstanding may rescind an acceleration of the debt securities (or the debt securities of such series) and waive the payment default that resulted from such acceleration.
The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, the Issuers are required to deliver to the trustee, a statement specifying such default or event of default.

Notwithstanding clause (3) of the first paragraph above or any other provision of the indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by the Issuers with the covenant described under the caption “—Certain Covenants-Reports” shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an event of default, and holders of the notes shall not have any right under the indenture or the notes to accelerate the maturity of the notes as a result of any such failure to comply. If a failure to comply by the Issuers with the covenant described under the caption “—Certain Covenants-Reports” continues for 60 days after the Issuers receives notice of such failure to comply in accordance with clause (3) of the first paragraph above (such notice, the “Reports Default Notice”), and is continuing on the 60th day following the Issuers’ receipt of the Reports Default Notice, the Issuers will pay liquidated damages to all holders of notes at a rate per annum equal to 0.25% of the principal amount of the notes from the 60th day following the Issuers’ receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Issuers’ receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Issuers with the covenant described under the caption “—Certain Covenants-Reports” shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Issuers with the covenant described under the caption “—Certain Covenants-Reports” shall not have been cured or waived on or before the 121st day following the Issuers’ receipt of the Reports Default Notice, then the failure to comply by the Issuers with the covenant described under the caption “—Certain Covenants-Reports” shall on such 121st day constitute an event of default. A failure to comply with the covenant described under the caption “—Certain Covenants-Reports” automatically shall cease to be continuing and shall be deemed cured at such time as the Issuers (or the Guarantor or other parent guarantor of the Issuers, as applicable) furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuers’ obligation to furnish such information or report to the trustee); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the “EDGAR” system (or its successor).
Amendment, Supplement and Waiver
Except as provided in the next three succeeding paragraphs, the notes and the indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes of a series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with the notes of a series or any provision of the indenture as it relates to the notes of a series may be waived with the consent of the holders of a majority in principal amount of the notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):
(1)    reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;
(2)    reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;
(3)    reduce the rate of or change the time for payment of interest on any note;
(4)    waive a default or event of default in the payment of principal of or interest or premium on the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);
(5)    make any note payable in money other than that stated in the notes;

(6)    make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest or premium on the notes;
(7)    waive a redemption payment with respect to any note; or
(8)    make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of notes, the Issuers and the trustee may amend or supplement the indenture or the notes:
(1)    to cure any ambiguity, defect, mistake or inconsistency;
(2)    to provide for uncertificated notes in addition to or in place of certificated notes;

(3)    to provide for the assumption of the Issuers’ obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;
(4)    to comply with the rules of any applicable securities depository;
(5)    to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the holders of notes;
(6)    to provide for the issuance of additional notes or additional debt securities of any series in accordance with the limitations set forth in the indenture;
(7)    to make any change that would provide any additional rights or benefits to the holders of notes (including to provide for any guarantees of the notes or any collateral securing the notes or any guarantees of the notes) or that does not materially adversely affect the legal rights under the indenture of any such holder;
(8)    to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA; or
(9)    to conform the text of the indenture or the notes to any provision of the Description of Notes contained in the 2013 Offering Memorandum or this prospectus supplement as set forth in an officer’s certificate.
Legal Defeasance and Covenant Defeasance
The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any series of the outstanding notes (“Legal Defeasance”) except for:
(1)    the rights of holders of outstanding notes to receive payments in respect of the principal of or interest or premium on such notes when such payments are due from the trust referred to below;
(2)    the Issuers’ obligations with respect to the notes concerning issuing temporary notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)    the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and
(4)    the Legal Defeasance provisions of the indenture.
In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including the events described in clauses (1), (2), or (4) under the caption “Events of Default” above pertaining to the Issuers) described under the caption “Events of Default” above will no longer constitute an event of default with respect to the notes. The Issuers may exercise Legal Defeasance regardless of whether they previously have exercised Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)    the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the series of notes to be defeased, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, on and accrued and unpaid interest on the outstanding notes to be defeased on the stated maturity or on a redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date; provided that, with respect to any redemption pursuant to “—Redemption-Optional Redemption,” the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate (or the Adjusted Treasury Rate in the case of the 2032 Notes and the 2031 Notes) as of the third business date preceding the date of such deposit with the trustee (or the Deposit Date in the case of the 2032 Notes and the 2031 Notes);
(2)    in the case of Legal Defeasance, the Issuers must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of Covenant Defeasance, the Issuers must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit or other Indebtedness which is being Discharged and, in each case, the granting of Liens in connection therewith);
(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture or any agreement or instrument governing any other Indebtedness which is being Discharged) to which the Issuers are a party or by which the Issuers are bound;
(6)    the Issuers must deliver to the trustee an officer’s certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and
(7)    the Issuers must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging such Legal Defeasance or Covenant Defeasance.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1)    either:
(a)    all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and, if provided for in the indenture, thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or
(b)    all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued and unpaid interest to, but not including, the date of maturity or redemption; provided that, in the case of the 2032 Notes, 2031 Notes, 2030 Notes and 2024 Notes, in the event that any portion of the trust funds so deposited consist of non-callable government securities, the sufficiency of such trust funds shall be determined based upon the opinion or the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm; provided further that, with respect to any redemption pursuant to “-Redemption-Optional Redemption,” the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate (or the Adjusted Treasury Rate in the case of the 2032 Notes and the 2031 Notes) as of the third business date preceding the date of such deposit with the trustee (or the date of such deposit with the trustee, including any such deposit in connection with a Legal or Covenant Defeasance described above under "—Legal Defeasance and Covenant Defeasance" in the case of the 2032 Notes and the 2031 Notes) (the date of any such deposit, a “Deposit Date”);
(2)    the Issuers have paid or caused to be paid all other sums then payable by it under the indenture; and
(3)    the Issuers have delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
In addition, the Issuers must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Issuers’ obligations under the notes and the indenture.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or direct or indirect partner, member or stockholder, past, present or future, of the Issuers, the Guarantor or any successor entity, as such, will have any liability for any obligations of the Issuers or the Guarantor under the notes or the indenture or in the case of the 2023 Notes, the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Forms and Denomination
The notes are issued as permanent global securities in the name of a nominee of DTC and in the case of the 2023 Notes, are available only in book-entry form except in certain limited circumstances. The notes are issued in fully registered form without coupons and are available for purchase only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
Governing Law
The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.
Concerning the Trustee
If the trustee becomes a creditor of the Issuers or the Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The holders of a majority in principal amount of then outstanding applicable series of notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of notes, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
In the case the of 2032 Notes, 2031 Notes, 2030 Notes and 2024 Notes, the trustee shall be entitled to make a deduction or withholding from any payment which it makes under the indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the notes, in which event the trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax. In connection with any proposed exchange of a certificated note for a global note interest, the Issuers or DTC shall be required to use commercially reasonable efforts to provide or cause to be provided to the trustee all information reasonably requested by the trustee that is necessary to allow the trustee to comply with any applicable tax reporting obligations, including, in the case of the 2032 Notes, 2031 Notes, 2030 Notes and 2024 Notes, without limitation, any cost basis reporting obligations under Section 6045 of the Code. The trustee shall be entitled to rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Certain Provisions of Pennsylvania Law and GLPI’s Articles of Incorporation and Bylaws and Other Governance Documents
Size of Board and Vacancies; Removal of Directors
Pursuant to GLPI’s Articles of Incorporation, each member of GLPI’s board of directors is elected until the next annual meeting of shareholders and until his or her successor is elected or until his or her earlier death, resignation or removal. At any meeting of shareholders for the uncontested election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election.
The Bylaws provide that the number of directors on GLPI’s board of directors will be fixed exclusively by the board of directors. Subject to the rights of holders of any stock having preference over the common stock to elect additional directors, newly created directorships resulting from any increase in the number of directors and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the majority vote of the remaining directors in office, even if less than a quorum is present.
Subject to the rights of any stock having preference over the common stock to elect directors, the Bylaws provide that a director may be removed only for cause (as defined in the Bylaws) by the affirmative vote of: (i) a majority of the entire GLPI board of directors (not including the director whose removal is being considered); or (ii) 75% of the votes cast by the holders of shares entitled to vote generally in the election of directors. In addition, under Section 1726(c) of the Pennsylvania Business Corporation Law, or the PBCL, a court may remove a director upon application in a derivative suit in cases of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause. Section 1726(a)(4) of the PBCL also provides that the board of directors may be removed at any time with or without cause by the unanimous vote or written consents of the shareholders entitled to vote thereon.
Pennsylvania State Takeover Statutes
Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders. “Interested shareholder” is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.
Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act of 1933, are not counted towards the determination of whether the 20% share ownership threshold has been met for purposes of Subchapter 25E.
Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder” is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock. “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to a business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.
Subchapter 25G of the PBCL provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.
Subchapter 25H of the PBCL provides that if any person or group publicly discloses that the person or group may acquire control of the corporation, or a person or group acquires, or publicly discloses an offer or intent to acquire, 20% or more of the voting power of the corporation and, in either case, sells shares in the following 18 months, then the profits from such sale must be disgorged to the corporation if the securities that were sold were acquired during the 18-month period or within the preceding 24 months.
If shareholders approve a control share acquisition under Subchapter 25G, the corporation is also subject to Subchapters 25I and 25J of the PBCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.
Amendments to GLPI’s Articles of Incorporation and Bylaws and Approval of Extraordinary Actions
Pennsylvania law and the Articles of Incorporation generally provide that GLPI can amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of our assets, engage in a statutory share exchange or dissolve if the action has first been approved by the board of directors and then by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. The Articles of Incorporation also provide that the amendment or repeal of any Articles of Incorporation provision concerning the indemnification or limitation of liability of GLPI’s directors will require the affirmative vote of at least 75% of the voting power of all of its outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Pennsylvania law provides that GLPI’s shareholders are not entitled by statute to propose amendments to the Articles of Incorporation or to call special meetings of shareholders.
GLPI’s board of directors is authorized to adopt, amend or repeal any provision of the bylaws without shareholder approval. Except as otherwise required by law, any provision of the Bylaws may only be adopted, amended or repealed by the shareholders (i) upon receiving at least 75% of the votes cast by the holders of shares entitled to vote thereon or (ii) in the event that the amendment has been proposed by a majority of the board of directors, upon receiving a majority of the votes cast by the holders of shares entitled to vote thereon.
Shareholder Meetings
Under the PBCL, shareholders will be not entitled to call special meetings of shareholders. Only the chairman of the board of directors or a majority of the directors then in office may call such meetings pursuant to the Bylaws.

Shareholder Action by Written Consent
Under the PBCL, any action required to be taken or which may be taken at any annual or special meeting of the shareholders may be taken without a meeting if, and only if, prior to the taking of such action, all shareholders entitled to vote thereon consent in writing to such action being taken.
Requirements for Advance Notification of Shareholder Nominations and Proposals
The Bylaws contain advance notice procedures with respect to shareholder proposals and recommendations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, shareholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in the Bylaws. To be timely, the notice must be received at GLPI’s principal executive office not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In order to be eligible to present a shareholder proposal or recommend a candidate for nomination for election as a director at a shareholders meeting, a shareholder must have owned beneficially at least 1% of the outstanding GLPI common stock for a continuous period of not less than 12 months. In addition, shareholders will not be permitted to nominate directly candidates for election to the board of directors, but will instead be permitted to recommend potential nominees to the compensation and governance committee.
Effect of Certain Provisions of Pennsylvania Law and of the Articles of Incorporation and Bylaws
The restrictions on ownership and transfer of GLPI stock will prohibit any person from acquiring more than 7% of its outstanding common stock (without prior approval of GLPI’s board of directors). The power of GLPI’s board of directors to issue authorized but unissued shares of our common stock and preferred stock without shareholder approval also could have the effect of delaying, deferring or preventing a change in control or other transaction. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult, or discourage an attempt, to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
These provisions, along with other provisions of the PBCL and the Articles of Incorporation and Bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the advance notice and special meeting provisions, alone or in combination, are designed to protect GLPI’s shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with GLPI’s board of directors and by providing GLPI’s board of directors with more time to assess any acquisition proposal.
Shareholders Rights Plan
While the PBCL authorizes a corporation to adopt a shareholder rights plan, GLPI does not have a shareholder rights plan currently in effect.
Limitation on Liability of Directors and Officers
The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation.
Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.
To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Pennsylvania law.
The Articles of Incorporation and Bylaws provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability or monetary damages for any action taken, or any failure to take any action as a director. The Articles of Incorporation and Bylaws also provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Articles of Incorporation and Bylaws also permit the advancement of expenses.